      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 22, 1996
                                                       Registration No. 333-4006

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------

                                AMENDMENT NO. 1
                                       TO


                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ----------------------
                              POSITRON CORPORATION
             (Exact name of Registrant as specified in its charter)

             TEXAS                                      76-0083622
  (State or other jurisdiction           (I.R.S. Employer Identification Number)
of incorporation or organization)

                              16350 PARK TEN PLACE
                              HOUSTON, TEXAS 77084
                                 (713) 492-7100
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                             ----------------------
                              DR. WERNER  J. HAAS
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              POSITRON CORPORATION
                              16350 PARK TEN PLACE
                             HOUSTON, TEXAS  77084
                                 (713) 492-7100
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                             ----------------------
                                    Copy to:
    Copies of communications, including all communications to the agent for service, should be sent to:
                             A. WINSTON OXLEY, ESQ.
                             VINSON & ELKINS L.L.P.
                           3700 TRAMMELL CROW CENTER
                                2001 ROSS AVENUE
                           DALLAS, TEXAS  75201-2975
                                 (214) 220-7700

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement as determined in light of market conditions and other factors.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]
                             ----------------------
                       CALCULATION OF REGISTRATION FEE


====================================================================================================================================
     Title of each Class of           Amount to be            Proposed Maximum            Proposed Maximum             Amount of
   Securities to be registered         Registered         Offering Price per Unit   Aggregate Offering Price(3)     Registration Fee
- ------------------------------------------------------------------------------------------------------------------------------------
 Common Stock, $.01 par
    value per share(1) (5) . .          3,391,992               $3.4375 (3)                 $11,659,972                  $4,021
- ------------------------------------------------------------------------------------------------------------------------------------
 Common Stock, $.01 par
    value per share(2) (5) . .          1,346,030               $3.4375 (3)                  $4,626,978                  $1,596
- ------------------------------------------------------------------------------------------------------------------------------------
 Common Stock, $.01 PAR
    value per share (4) (6)  .           349,999                $3.8125 (7)                  $1,334,371                   $460
- ------------------------------------------------------------------------------------------------------------------------------------
 Common Stock, $.01 PAR
    value per share (5) (6)  .           175,007                $3.8125 (7)                   $667,214                    $230
- ------------------------------------------------------------------------------------------------------------------------------------
      Total Registration Fee   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             $6,307
====================================================================================================================================

(1) Issuable upon the conversion of 2,691,992 shares of Series A 8% Cumulative Convertible Redeemable Preferred Stock (the "Series A Preferred Stock") currently issued and outstanding and 700,000 shares of Series A Preferred Stock which may be issued from time to time after July 1, 1996, if at all, at the option of the Company to the holders of outstanding Series A Preferred Stock in payment of dividends accrued thereunder. These shares were registered previously by the initial filing of this Registration Statement on April 25, 1996.
(2) Issuable upon exercise of the Redeemable Common Stock Purchase Warrants (The "Common Stock Warrants"). These shares were registered previously by the initial filing of this Registration Statement on April 25, 1996.
(3) Estimate solely for the purpose of calculating the registration fee in accordance with Rule 457(c) using the average of the high and low prices reported on The Nasdaq Stock Market for the Registrant's Common Stock on April 24, 1996.
(4) Additional shares of Common Stock issuable upon the conversion of 349,999 shares of Series A Preferred Stock issued as a result of the exercise of the overallotment option the Company granted to Spencer Trask Securities Incorporated (the "Placement Agent"), the placement agent for the 1996 Private Offering (as hereinafter defined).
(5) Additional shares of Common Stock issuable upon the exercise of the Common Stock Warrants issued as a result of the exercise of the overallotment option the Company granted to the Placement Agent in the 1996 Private Offering.
(6) In addition, included is an indeterminate number of additional shares of Common Stock which also may become issuable upon conversion of the Series A Preferred Stock or the exercise of the Redeemable Common Stock Purchase Warrants pursuant to the anti-dilution provisions thereof.
(7) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) using the average of the high and low prices reported on the Nasdaq Stock Market for the Registrant's Common Stock on May 21, 1996.
(8) $690 is being paid with this filing. The Company paid $5617 in connection with the initial filing of this Registration Statement on April 25, 1996.



The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

- --------------------------------------------------------------------------------

PROSPECTUS


                              POSITRON CORPORATION



                5,263,028 Shares of Common Stock, $.01 par value



         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              --------------------


         This Prospectus relates to the offering by the Selling Shareholders (the "Selling Shareholders") of up to an aggregate of 5,263,028 shares of Common Stock, par value $.01 per share ("Common Stock"), of Positron Corporation, a Texas corporation ("Positron" or the "Company"), issuable upon conversion of the Company's currently outstanding shares of Series A 8% Cumulative Convertible Redeemable Preferred Stock, par value $1.00 per share (the "Series A Preferred Stock"), upon conversion of the authorized Series A Preferred Stock which may be issued from time to time after July 1, 1996, if at all, at the option of the Company to the Selling Shareholders in payment of dividends accrued on the outstanding Series A Preferred Stock and upon exercise of the Company's outstanding Redeemable Common Stock Purchase Warrants (the "Common Stock Warrants," together with the Series A Preferred Stock, the "Offered Securities"). In February and March of 1996, the Company issued in a private offering to qualified investors (the "1996 Private Offering") 3,741,991 shares of Series A Preferred Stock and Common Stock Warrants to purchase 1,521,037 shares of Common Stock. In addition, in February of 1996, the Company exchanged all of the Underwriter's Warrants previously issued to Josephthal Lyon & Ross Incorporated ("Josephthal") pursuant to that certain Underwriter's Warrant Agreement dated as of December 3, 1993, between the Company and Josephthal, for 392,000 shares of Series A Preferred Stock and Common Stock Warrants to purchase 196,000 shares of Common Stock in a transaction unrelated to the 1996 Private Offering (the "Josephthal Securities"). The Company has authorized and reserved for issuance 700,000 shares of Series A Preferred Stock which may be issued from time to time after July 1, 1996, if at all, to the Selling Stockholders in payment of dividends accrued on the outstanding Series A Preferred Stock. See "Selling Shareholders."


         The Offered Securities may be sold from time to time pursuant to this Prospectus by the Selling Shareholders. The Offered Securities may be sold by the Selling Shareholders in ordinary brokerage transactions, in transactions in which brokers solicit purchases, in negotiated transactions or in a combination of such methods of sale, at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated prices. See "Plan of Distribution." The distribution of the Offered Securities is not subject to any underwriting agreement. The Company will receive no part of the proceeds of sales from the offering by the Selling Shareholders. All expenses of registration incurred in connection with this offering are being borne by the Company, but all selling and other expenses incurred by the Selling Shareholders will be borne by such Selling Shareholders. None of the securities offered pursuant to this Prospectus have been registered prior to the filing of the Registration Statement of which this Prospectus is a part.


         The Company's Common Stock is listed on The Nasdaq Stock Market under the symbol "POSI." The last reported sale price of the Common Stock on May 21, 1996 was $315/16.


         Each Selling Shareholder and any broker executing selling orders on behalf of a Selling Shareholder may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933 (the "Securities Act"). Any commissions received by any broker may be deemed to be underwriting commissions under the Securities Act.

                              --------------------


                  THE DATE OF THIS PROSPECTUS IS MAY 22, 1996.

         THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM POSITRON CORPORATION, 16350 PARK TEN PLACE, HOUSTON, TEXAS 77084,
ATTENTION: DAVID O. RODRIGUE, VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND SECRETARY (TELEPHONE: (713) 492-7100). IN ORDER TO INSURE TIMELY DELIVERY OF THE DOCUMENTS, POTENTIAL INVESTORS SHOULD ALLOW FIVE BUSINESS DAYS FOR DELIVERY. SEE "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE."


                             AVAILABLE INFORMATION

         No person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus. If given or made, such representations must not be relied upon as having been authorized by the Company or any Selling Shareholder. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such State.

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained by mail from the Public Reference Branch of the Commission at 450 West Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Common Stock is listed on the Nasdaq National Market System and certain of such materials may be inspected at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

         The Company has filed with the Commission a Registration Statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which were omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.


               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The following documents filed by the Company with the Commission are incorporated herein by reference:

         (i) Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995;


         (ii) Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 1996 as amended by the Quarterly Report on Form 10-QSB/A for the fiscal quarter ended March 31, 1996, dated May 15, 1996; and

         (iii) The description of the Company's capital stock contained in the Company's registration statements filed under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description filed with the Commission pursuant to Section 13 of the Exchange Act.


         All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the securities offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents which are incorporated by reference herein, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to David O. Rodrigue, Vice President, Chief Financial Officer and Secretary, at the Company's principal executive offices.

                                  THE COMPANY

         Positron Corporation designs, manufactures, markets and services its POSICAM(TM) systems, advanced medical imaging devices, which utilize positron emission tomography ("PET") technology. Unlike other currently available imaging technologies, PET technology permits the measurement of the biological processes of organs and tissues as well as producing anatomical and structural images. POSICAM(TM) systems incorporate patented and proprietary technology, enabling physicians to diagnose and treat patients in the areas of cardiology, neurology and oncology. The United States Food and Drug Administration approved the initial POSICAM(TM) system for marketing in 1985, and as of the date of this Prospectus, the Company has sold 19 POSICAM(TM) systems, of which 15 are currently operational in leading medical facilities in the United States, two are installed in the international medical institutions and two are no longer operational. The Company presently markets its POSICAM(TM) systems at prices ranging from $1.0 million to $1.8 million depending upon the configuration and equipment options of the particular system.

         PET technology is an advanced imaging technique which permits the measurement of the biological processes of organs and tissues as well as producing anatomical and structural images. Other advanced imaging techniques, such as magnetic resonance imaging ("MRI") and computerized axial tomography ("CAT scans"), produce anatomical and structural images, but do not image or measure biological processes. The ability to measure biological abnormalities in tissues and organs allows physicians to detect disease at an early stage and provides physicians with information, which would otherwise be unavailable, to diagnose and manage the treatment of disease.

         Commercial utilization of PET technology commenced in the mid-1980s and the Company is one of three major commercial manufacturers of PET imaging systems in the United States. Although the other two major manufacturers are substantially larger companies, the Company believes that its POSICAM(TM) systems have proprietary operational and performance characteristics which give it certain performance advantages over other commercially available PET systems. Such performance advantages include the POSICAM(TM) systems' high count rate sensitivity which results in faster and more accurate imaging, an enhanced ability to use certain types of radiopharmaceuticals and minimize patient exposure to radiation and its ability to minimize false positive and false negative diagnoses of disease. Based on industry information, the Company estimates that 67 PET systems have been commercially installed in the United States. The Company estimates 65 of these systems are currently being used in medical institutions. Of the 67 PET systems, the Company has sold and installed 17 PET systems (15 of which are currently operational), and the Company believes that the other two major manufacturers of commercial PET systems have together sold and installed 36 PET systems.

         The Company's primary focus to date has been on the clinical cardiology market, where its POSICAM(TM) systems have been used to assess the effect of arterial blockages and heart damage due to heart attacks. In 1994 and 1995, the Company made technological advances which allowed it to market its products to the neurological and oncological markets as well. Neurological applications of POSICAM(TM) systems include diagnoses of certain brain disorders, such as epileptic seizures, dementia, stroke, Alzheimer's disease, Pick's disease and Parkinson's disease. In oncology, POSICAM(TM) IS used in the diagnosis and evaluation of tumors of the bone and various organs and tissues such as the brain, colon and breast.

         The Company was incorporated under Texas law on December 20, 1983, and commenced commercial operations in 1986. The Company's executive officers are located at 16350 Park Ten Place, Houston, Texas 77084, and its telephone number is (713) 492-7100.


                                USE OF PROCEEDS

         The Company will not receive any proceeds from this offering. This offering is being made by the Selling Shareholders pursuant to registration rights granted in connection with the 1996 Private Offering and the issuance of the Josephthal Securities. See "Description of Securities To Be Registered--Registration Rights." The Company will pay all of the expenses of the offering.

                                  RISK FACTORS

         THE OFFERED SECURITIES INVOLVE A HIGH DEGREE OF RISK. PROSPECTIVE PURCHASERS SHOULD CAREFULLY CONSIDER, AMONG OTHER THINGS, THE RISK FACTORS SET FORTH IN ITEM 1 "DESCRIPTION OF BUSINESS--RISK ASSOCIATED WITH BUSINESS ACTIVITIES" CONTAINED IN THE COMPANY'S ANNUAL REPORT ON FORM 10-KSB FOR THE FISCAL YEAR ENDED DECEMBER 31, 1995.


                           FORWARD LOOKING STATEMENTS

         As identified therein, certain of the documents incorporated herein by reference do and will contain statements that are forward looking statements that involve risks and uncertainties. Accordingly, as described therein, no assurances can be given that the actual events and results will not be materially different from the anticipated events and results described in the forward looking statements.


                              SELLING SHAREHOLDERS

         Assuming the conversion of all of the currently outstanding shares of Series A Preferred Stock and exercise of all of the Common Stock Warrants held by the Selling Stockholders as of the date of this Prospectus, the following table sets forth the name of each Selling Shareholder and relationship, if any, with the Company and (i) the number of shares of Common Stock that would be owned by each Selling Shareholder, (ii) the maximum number of shares of Common Stock which may be offered for the account of such Selling Shareholder under this Prospectus, and (iii) the amount and percentage of Common Stock to be owned by the Selling Shareholder after the completion of the Offering assuming the sale of all the Common Stock which may be offered hereunder. As of the date of this Prospectus, none of the Series A Preferred Stock have been converted into shares of Common Stock, none of the Common Stock Warrants been exercised for shares of Common Stock, nor have any of the Series A Preferred Stock reserved for issuance in payment of dividends accrued on the outstanding Series A Preferred Stock been issued.



                                                                                                        Amount and
                                                                                                      Percentage of
                                                                            Maximum Number of          Common Stock
         Name of Selling Shareholder and           Shares Owned Prior       Shares Which May         Owned After the
             Relationship to Company                 to Offering (1)        Be Sold Hereunder        Offering (2)(%)
 ----------------------------------------------   ---------------------   ---------------------   ----------------------
 Susan D. Adelman  . . . . . . . . . . . . . .                    8,334                   8,334             *
 Marcos Anszelowicz  . . . . . . . . . . . . .                   40,001                  40,001             *
 Paul F. Ander and Arlis Ander . . . . . . . .                   15,000                  15,000             *
 Kris Ander and Mary L. Ander  . . . . . . . .                   15,000                  15,000             *
 Thomas & Carol Anderson . . . . . . . . . . .                   15,000                  15,000             *
 Arbor Interiors Pension Fund  . . . . . . . .                   15,000                  15,000             *
 Jan Arnett, MD  . . . . . . . . . . . . . . .                   50,000                  50,000             *
 Associates in Venture Management Inc.                           15,000                  15,000             *
 Auer & Co.  . . . . . . . . . . . . . . . . .                  600,000                 600,000             *
 Matthew Balk  . . . . . . . . . . . . . . . .                   20,882                  20,882             *
 Zelie Berenbaum . . . . . . . . . . . . . . .                   15,000                  15,000             *
 Bertin Engineering Associates Inc.
 Profit Sharing Plan . . . . . . . . . . . . .                   15,000                  15,000             *
 Girish Bhargava . . . . . . . . . . . . . . .                   15,000                  15,000             *
 Edwin R. Bindseil . . . . . . . . . . . . . .                   10,500                  10,500             *
 Bradley Resources Company . . . . . . . . . .                   15,000                  15,000             *
 Kevin A. Brousell . . . . . . . . . . . . . .                   16,667                  16,667             *
 Robert Burkhardt  . . . . . . . . . . . . . .                   15,000                  15,000             *
 Anthony J. Cantone  . . . . . . . . . . . . .                  100,000                 100,000             *
 P.J. & E.S. Carroll . . . . . . . . . . . . .                   10,500                  10,500             *
 Clarion Capital Corporation . . . . . . . . .                  350,000                 350,000             *
 Lawrence A. Cook  . . . . . . . . . . . . . .                   25,001                  25,001             *
 Joseph Cordani  . . . . . . . . . . . . . . .                   15,000                  15,000             *
 Donald R. Couch . . . . . . . . . . . . . . .                   25,001                  25,001             *
 Pamela M. D'Ambrosio  . . . . . . . . . . . .                   15,000                  15,000             *

                                                                                                        Amount and
                                                                                                      Percentage of
                                                                            Maximum Number of          Common Stock
         Name of Selling Shareholder and           Shares Owned Prior       Shares Which May         Owned After the
             Relationship to Company                 to Offering (1)        Be Sold Hereunder        Offering (2)(%)
 ----------------------------------------------   ---------------------   ---------------------   ----------------------
 Richard David . . . . . . . . . . . . . . . .                   20,000                  20,000             *
 Dhb Capital Group, Inc. . . . . . . . . . . .                  175,001                 175,001             *
 M. Janet DiGiulio . . . . . . . . . . . . . .                   15,000                  15,000             *
 William Dioguardi . . . . . . . . . . . . . .                      800                     800             *
 E&M Rp Trust  . . . . . . . . . . . . . . . .                  100,000                 100,000             *
 Dennis J. Eaton . . . . . . . . . . . . . . .                   10,500                  10,500             *
 Hisham Elzanaty . . . . . . . . . . . . . . .                   15,000                  15,000             *
 Richard C. Ernest . . . . . . . . . . . . . .                   25,001                  25,001             *
 Yoursey Faragalla . . . . . . . . . . . . . .                   25,001                  25,001             *
 Raymond Faulkner  . . . . . . . . . . . . . .                   15,000                  15,000             *
 Arthur L. Filion and Grace M. Filion  . . . .                   15,000                  15,000             *
 Charles Fischer . . . . . . . . . . . . . . .                   15,000                  15,000             *
 Paul Fitzgerald . . . . . . . . . . . . . . .                   69,150                  69,150             *
 Donald F. Frazee  . . . . . . . . . . . . . .                   50,000                  50,000             *
 Leonard A. Fritz  . . . . . . . . . . . . . .                   10,500                  10,500             *
 David Fuchs . . . . . . . . . . . . . . . . .                   10,080                  10,080             *
 FutureVision Wireless Cable, Inc. . . . . . .                   50,000                  50,000             *
 Jeffrey Goldstein . . . . . . . . . . . . . .                   15,000                  15,000             *
 Achille M. Guest  . . . . . . . . . . . . . .                   25,001                  25,001             *
 Anthony Guzzi . . . . . . . . . . . . . . . .                      239                     239             *
 James L. Hadnott M.D. . . . . . . . . . . . .                   15,000                  15,000             *
 Kent Hamilton . . . . . . . . . . . . . . . .                   30,000                  30,000             *
 Irvin A. Hansen . . . . . . . . . . . . . . .                   15,000                  15,000             *
 Bruce A. and Mary T. Haverberg  . . . . . . .                   25,001                  25,001             *
 Delaware Charter Guarantee & Trust Company
 Custodian for Ronald Heller IRA . . . . . . .                   50,000                  50,000             *
 Virgnia Hart Horner Trust U/A/D 4/19/85 . . .                   10,500                  10,500             *
 D. Lyod Hunter  . . . . . . . . . . . . . . .                   15,000                  15,000             *
 Richard INCONTRO  . . . . . . . . . . . . . .                   15,000                  15,000             *
 Intergalactic Growth Fund Inc.  . . . . . . .                   25,001                  25,001             *
 Betty Iu, M.D.  . . . . . . . . . . . . . . .                   15,000                  15,000             *
 Jamscor Inc.  . . . . . . . . . . . . . . . .                  100,000                 100,000             *
 Michael Jackson . . . . . . . . . . . . . . .                   25,001                  25,001             *
 David Jaroslawicz . . . . . . . . . . . . . .                   25,001                  25,001             *
 Henry Kolpan  . . . . . . . . . . . . . . . .                   15,000                  15,000             *
 Kingsgate Capital Appreciation Fund L.P.  . .                   25,001                  25,001             *
 Delaware Charter Guarantee & Trust Company
 Custodian for Walter Krzanowski . . . . . . .                   15,000                  15,000             *
 Frank K. Kriz Jr. Profit Sharing Plan . . . .                   15,000                  15,000             *
 Frank K. Kriz Jr. Pension Plan  . . . . . . .                   15,000                  15,000             *
 Joseph LaGrassa . . . . . . . . . . . . . . .                   15,000                  15,000             *
 N.C. Joseph Lai . . . . . . . . . . . . . . .                   25,001                  25,001             *
 Michael Loew  . . . . . . . . . . . . . . . .                   15,136                  15,136             *
 Robert J. Mahon . . . . . . . . . . . . . . .                   15,000                  15,000             *
 Emerson Martin  . . . . . . . . . . . . . . .                   33,600                  33,600             *
 William T. McCaffrey  . . . . . . . . . . . .                   25,001                  25,001             *
 Delaware Charter Guarantee & Trust Company
 Custodian for Victor Melnichuk MPP  . . . . .                   15,000                  15,000             *
 John Mickowski  . . . . . . . . . . . . . . .                   17,500                  17,500             *
 Charles M. Miller . . . . . . . . . . . . . .                   12,500                  12,500             *
 Leddy M. & Robert P. Miller . . . . . . . . .                   10,500                  10,500             *
 Morgan Instruments Inc. . . . . . . . . . . .                   70,000                  70,000             *
 Morgan Steel Limited  . . . . . . . . . . . .                   15,000                  15,000             *
 Angelo R. Mozilo  . . . . . . . . . . . . . .                   15,000                  15,000             *
 James H. Murphy . . . . . . . . . . . . . . .                   10,500                  10,500             *
 Charles H. Nash . . . . . . . . . . . . . . .                   25,001                  25,001             *
 Michael Nevins  . . . . . . . . . . . . . . .                   15,000                  15,000             *
 Allen Notowitz  . . . . . . . . . . . . . . .                   10,500                  10,500             *
 Alfred Olonoff  . . . . . . . . . . . . . . .                   25,001                  25,001             *
 De Kiam Ong, M.D. . . . . . . . . . . . . . .                   15,000                  15,000             *
 Gerald W. Padwe . . . . . . . . . . . . . . .                   25,001                  25,001             *

                                                                                                        Amount and
                                                                                                      Percentage of
                                                                            Maximum Number of          Common Stock
         Name of Selling Shareholder and           Shares Owned Prior       Shares Which May         Owned After the
             Relationship to Company                 to Offering (1)        Be Sold Hereunder        Offering (2)(%)
 ----------------------------------------------   ---------------------   ---------------------   ----------------------
 Joseph Pontarelli . . . . . . . . . . . . . .                   15,000                  15,000             *
 J. Phillip Pruitt . . . . . . . . . . . . . .                   25,001                  25,001             *
 Dan Purjes  . . . . . . . . . . . . . . . . .                  305,727                 305,727             *
 Lawrence Rice . . . . . . . . . . . . . . . .                   26,860                  26,860             *
 Charles Roden . . . . . . . . . . . . . . . .                   19,866                  19,866             *
 Matthew Saltzman IRA  . . . . . . . . . . . .                   15,000                  15,000             *
 Averell Satloff . . . . . . . . . . . . . . .                    5,460                   5,460             *
 Philip L. Savage  . . . . . . . . . . . . . .                   15,000                  15,000             *
 Peter Sheib . . . . . . . . . . . . . . . . .                   61,008                  61,008             *
 Philip B. Smith . . . . . . . . . . . . . . .                   25,001                  25,001             *
 Donald & Eleanor Sorensen . . . . . . . . . .                   25,001                  25,001             *
 Gary Spiro  . . . . . . . . . . . . . . . . .                   15,000                  15,000             *
 Vito Stamato Family Limited Partnership . . .                   50,000                  50,000             *
 Richard E. Stites and Jane L. Stites  . . . .                   50,000                  50,000             *
 William B. Sweeney  . . . . . . . . . . . . .                   35,501                  35,501             *
 Delaware Charter Guarantee & Trust Company
 Custodian for Robert L. Taylor, M.D.  . . . .                   50,000                  50,000             *
 Delaware Charter Guarantee & Trust Company
 Custodian For Vincent M. Tonne  . . . . . . .                   10,500                  10,500             *
 Uro-Tech, Ltd (4) . . . . . . . . . . . . . .                1,314,132                 650,000          664,132(17.1%)
 Scott A. Weisman  . . . . . . . . . . . . . .                   19,192                  19,192             *
 Bruce J. Wigo . . . . . . . . . . . . . . . .                   15,000                  15,000             *
 Willingham Family LLC . . . . . . . . . . . .                   15,000                  15,000             *
 John H. Wilson  . . . . . . . . . . . . . . .                   69,829                  50,000          19,829*
 J. Michael Wolfe  . . . . . . . . . . . . . .                  100,002                 100,002             *
 Richard Wurzburg, Jr. . . . . . . . . . . . .                   25,001                  25,001             *
 Harvey Yates  . . . . . . . . . . . . . . . .                   15,000                  15,000             *
 Chyi Yu & Chi Su Yu . . . . . . . . . . . . .                   15,000                  15,000             *
                                                -------------------------------------------------------------------------
 TOTAL                                                        5,246,989               4,563,028(5)


____________________________
*Less than 1%.
(1) Assumes the conversion of all of the Series A Preferred Stock and exercise of all of the Common Stock Warrants held by the Selling Stockholders.
(2) Assumes the sale of all shares of Common Stock registered hereunder, although none of the Selling Shareholders are under any obligation known to the Company to sell any shares of Common Stock.
(3) Josephthal acted as sole managing underwriter of the Company's initial public offering in December of 1993, for which it received customary commissions and the Underwriter's Warrant issued by the Company pursuant to the Underwriter's Warrant Agreement dated December 3, 1993.
(4) Includes 440,067 shares of Common Stock owned by Uro-Tech, Ltd., a Texas limited partnership, the general partner of which is Uro-Tech Management Corporation, a wholly-owned subsidiary of OmniMed Corporation ("OmniMed"). Includes 156,565 shares of Common Stock issuable upon the exercise of Series E Warrants held by Uro-Tech, Ltd. Also includes 67,500 shares issuable upon the exercise of warrants acquired by Uro-Tech, Ltd. in connection with a loan extended by Uro-Tech, Ltd. to the Company. Dr. Gary B. Wood is Chairman of the Board of Directors of the Company, and beneficially owns 63.7% of the outstanding voting securities, of OmniMed.
(5) Does not include any of the 700,000 shares of Series A Preferred Stock reserved for issuance to the Selling Stockholders in payment of dividends accrued on the outstanding Series A Preferred Stock. Such shares may be issued from time to time, if at all, after July 1, 1996. Also does not include an indeterminate number of additional shares of Common Stock which also may become issuable upon the conversion of the Series A Preferred Stock or the exercise of the Common Stock Warrants pursuant to the anti-dilution provisions thereof.



         The Company will pay the expenses of registering the shares of Common Stock being sold hereunder which are estimated to be $61,000.

                              PLAN OF DISTRIBUTION


         The Offered Securities consist of up to an aggregate of 5,263,028 shares of Common Stock that are issuable to the Selling Shareholders upon conversion of the Company's currently outstanding Series A Preferred Stock, upon conversion of the Series A Preferred Stock reserved for issuance to the Selling Stockholders from time to the time after July 1, 1996, if at all, in payment of dividends accrued on the outstanding Series A Preferred Stock, upon exercise of the Common Stock Warrants and upon conversion and exercise of the Josephthal Securities. The Offered Securities may be sold from time to time by the Selling Shareholders. The Selling Shareholders may from time to time sell all or a portion of the Offered Securities in transactions on The Nasdaq Stock Market, in the over-the-counter market, in negotiated transactions or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Offered Securities may be sold directly or through broker-dealers. If shares of Common Stock are sold through broker-dealers, the Selling Shareholders may pay brokerage commissions and charges. The methods by which the Offered Securities may be sold include (a) a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this Prospectus; (c) exchange distributions and/or secondary distributions in accordance with the rules of The Nasdaq Stock Market; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (e) privately negotiated transactions.


         Pursuant to the registration provisions of the subscription agreements entered into by and between the Company and each Selling Shareholder, each Selling Shareholder has agreed with the Company that, unless the Company otherwise consents, he will not, directly or indirectly, offer or sell more than the following percentage of his Offered Securities (based upon the number of Offered Securities initially owned by such Selling Shareholder) during the following periods from and the following dates:

                                                         Percentage of Offered Securities Held by a Particular
                      Time Period                              Selling Shareholder Permitted to be Sold
                      -----------                              ----------------------------------------
                  Prior to June 3, 1996                                          None
                  Prior to August 31, 1996                                       25%
                  Prior to November 29, 1996                                     50%
                  Prior to February 27, 1997                                     75%
                  After February 28, 1997                                        100%

         Pursuant to such registration provisions of the subscription agreements, the Selling Shareholders will pay their costs and expenses of selling the shares of Common Stock offered hereunder, including commissions and discounts of underwriters, brokers, dealers, or agents, and the Company has agreed to pay the costs and expenses incident to its registration and qualification of the Common Stock offered hereby, including registration and filing fees. In addition, the Company has agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities arising under the Securities Act.

         The Selling Shareholders and any broker-dealer participating in the distribution of the Offered Securities may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit and any commissions paid or any discounts or concessions allowed to any such broker-dealer may be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Shareholders may indemnify any broker-dealer that participates in transactions involving the sale of shares of Common Stock against certain liabilities, including liabilities under the Securities Act.

         There can be no assurances that the Selling Shareholders will either convert any of the Series A Preferred Stock or exercise any of the Common Stock Warrants or, in the case of any such conversion or exercise, sell any or all of the shares of the Offered Securities issued upon such conversion or exercise.

             DESCRIPTION OF CAPITAL STOCK AND OPTIONS AND WARRANTS


         The Company is incorporated under the laws of the State of Texas. Under its Articles of Incorporation, the Company is authorized to issue 10,000,000 shares of Preferred Stock, par value $1.00 per share (the "Preferred Stock"), and 15,000,000 shares of Common Stock, par value $.01 per share. As of the date of this Prospectus, there are 3,637,320 shares of Common Stock and 2,691,992 shares of Series A Preferred Stock issued and outstanding. Except for the issued and outstanding Series A Preferred Stock, as of the date of this Prospectus, there are no other shares of Preferred Stock issued and outstanding. In addition, 6,956,787 shares of Common Stock are issuable pursuant to outstanding options and warrants discussed below.


COMMON STOCK

         The holders of Common Stock are entitled to one vote for each share held of record on each matter submitted to a vote of shareholders. Holders of Common Stock may not cumulate their votes in the election of directors, which means the holders of a majority of the outstanding Common Stock entitled to vote in any election of directors may elect all of the directors then being elected.

         Holders of shares of Common Stock are entitled to receive such dividends, if any, as may be declared in the discretion of the Board of Directors from sources legally available therefore, subject to any limitations which may be imposed by the terms of any outstanding series of Preferred Stock. At this time, the Company does not anticipate paying any cash dividends for the foreseeable future.

         Upon any dissolution of the Company, holders of Common Stock would be entitled to share pro rata in the assets after payment of corporate debts and expenses and all other priority claims, including the claims of holders of shares of Preferred Stock that may be issued and outstanding, including the Series A Preferred Stock.

         The shares of Common Stock currently outstanding are, and when issued the shares of Common Stock issuable upon conversion of the Series A Preferred Stock or exercise of the Common Stock Warrants will be, fully paid and non-assessable. The Common Stock has no pre-emptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of holders of the existing Series A Preferred Stock and holders of any other shares of any series of Preferred Stock that the Company may designate and issue in the future.

PREFERRED STOCK

         The Company's Articles of Incorporation authorize the Board of Directors to issue 10,000,000 shares of Preferred Stock from time to time in one or more series. The Board of Directors is authorized to determine, prior to issuing any such series of Preferred Stock and without any vote or action by the shareholders, the rights, preferences, privileges and restrictions of the shares of such series, including dividend rights, voting rights, terms of redemption, the provisions of any purchase, retirement or sinking fund to be provided for the shares of any series, conversion and exchange rights, the preferences upon any distribution of the assets of the Company, including in the event of voluntary or involuntary liquidation, dissolution or winding up of the Company, and the preferences and relative rights among each series of Preferred Stock.

         The ability of the Board of Directors of the Company to issue Preferred Stock, while providing flexibility in connection with acquisitions and corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding voting stock of the Company. Except for the Series A Preferred Stock, there is currently no other outstanding Preferred Stock.

         Before the Company's initial public offering in December 1993, the Company had issued shares of Series I Preferred Stock, Series IA Preferred Stock and Series E Convertible Preferred Stock (the "Series E Preferred Stock"). All of those shares of preferred stock were converted into shares of Common Stock in connection with the Company's initial public offering. The Company granted the holders of the shares of Common Stock into which such previously outstanding shares of preferred stock were converted certain registration rights with respect to such shares.

         Series A Preferred Stock

         The Company has currently issued and outstanding 2,691,992 shares of Series A Preferred Stock. Each share of the Series A Preferred Stock is immediately convertible into one share of Common Stock, unless previously redeemed, at the option of the holders thereof at any time, subject to adjustment pursuant to customary anti-dilution provisions. The Company has the right at any time subsequent to March 5, 1998 to redeem the Series A Preferred Stock, in whole or in part, for a redemption price of $1.46 per share plus accrued and unpaid dividends, if any, by written notice mailed at least 30 days prior to the specified redemption date to each holder of Series A Preferred Stock at his address as it appears on the books of the Company, provided, however, that such notice may only be given if, for the 20 consecutive trading days preceding the notice, the closing price for the Company's Common Stock (if then trading on the over-the- counter market) is in excess of $2.00 per share.

         With respect to matters submitted to a vote of holders of Common Stock, the holders of Series A Preferred Stock are entitled to a number of votes equal to the number of shares of Common Stock (including fractional shares) into which such shares of Series A Preferred Stock are convertible from time to time. In such case, the holders of Common Stock and Series A Preferred Stock shall vote together as a class.

         Holders of Series A Preferred Stock are entitled to receive cumulative dividends at the annual rate of 8% of the stated value ($1.33 per share) of the Series A Preferred Stock. Such dividends are payable semi-annually at the Company's option, either in cash or in shares of Series A Preferred Stock, commencing on July 1, 1996.

         With respect to the payment of dividends and amounts upon liquidation, the Series A Preferred Stock will rank senior to the Common Stock, any additional class of Common Stock and any other series of preferred stock. In connection with the 1996 Private Offering, the Company agreed not to create or issue any new class or series of stock of any other securities convertible into Common Stock which is senior to the Series A Preferred Stock with respect to voting, dividends or redemption or upon liquidation, dissolution or winding up of the Company.

         For a discussion of the registration rights granted to holders of Series A Preferred Stock, see "Plan of Distribution."

COMMON STOCK WARRANTS

         The Company has currently issued 1,150,030 Common Stock Warrants in connection with the 1996 Private Offering and 196,000 Common Stock Warrants to Josephthal in exchange for the Underwriter's Warrant issued pursuant to the Underwriter's Warrant Agreement dated as of December 3, 1993. The outstanding Common Stock Warrants are currently exercisable for an aggregate of 1,346,030 shares of Common Stock at an exercise price of $2.00 per share. The Common Stock Warrants are entitled to the benefit of adjustments in the exercise price and in the number of shares of Common Stock or other securities deliverable upon the exercise thereof in the event of a stock dividend, stock split, reclassification, reorganization, consolidation, merger, sale of all or substantially all of the property of the Company, or other dilutive transactions. The Company has the right to reduce the exercise price or increase the number of shares of Common Stock issuable upon the exercise of the Common Stock Warrants.

         Each Common Stock Warrant expires on February 13, 2001 (the "Expiration Date"), unless previously redeemed by the Company. The Common Stock Warrants may be redeemed, in whole or in part, at a price of $.10 per warrant, by written notice mailed at least 30 days prior to the specified redemption date, to each holder of Common Stock Warrants at his address as it appears on the books of the Company. The Company, however, may only give such notice if, for the 20 consecutive trading days preceding the notice, the closing price for the Company's Common Stock (if then listed on the Nasdaq National Market) or the closing bid for the Common Stock (if then traded on the over-the-counter market) is in excess of $3.50 per share.

         For a discussion of the registration rights granted to holders of Common Stock Warrants, see "Plan of Distribution."

1993 WARRANTS

         Prior to the Company's initial public offering, the Company issued warrants to the purchasers of the Series E Preferred Stock (the "1993 Warrants"), which as originally issued were exercisable for an aggregate of 353,531 shares of Common Stock at an exercise price of $9.90 per share. As of the date of this Prospectus, as a result of the anti- dilution provisions contained in the 1993 Warrants, the 1993 Warrants are currently exercisable for an aggregate of 498,321 shares of Common Stock at an exercise price of $5.83 per share. The 1993 Warrants are exercisable at any time until November 30, 1998. The 1993 Warrants are entitled to the benefit of adjustments in the exercise price and in the number of shares of Common Stock or other securities deliverable upon the exercise thereof in the event of a stock dividend, stock split, reclassification, reorganization, consolidation, merger, sale of all or substantially all of the property of the Company, or other dilutive transactions.

         The 1993 Warrants are redeemable at the option of the Company at a price equal to $.10 per share of the Common Stock covered by the 1993 Warrant, on 30 days written notice, provided that the market price of the Common Stock equals or exceeds $12.544 for the 20 consecutive trading days ending within 10 days prior to the notice of redemption.

         The Company also granted the holders of the 1993 Warrants certain registration rights with respect to the 1993 Warrants and the Common Stock for which the 1993 Warrants are exercisable.

REDEEMABLE WARRANTS

         In connection with its initial public offering, the Company issued 3,893,550 Redeemable Warrants (the "Redeemable Warrants"). The Redeemable Warrants as originally issued were exercisable for an aggregate of 3,893,550 shares of Common Stock at an exercise price of $8.25 per share. As of the date of this Prospectus, as a result of the anti-dilution provisions contained in the Redeemable Warrants, the Redeemable Warrants are currently exercisable for an aggregate of 5,916,017 shares of Common Stock at an exercise price of $5.83 per share. The Redeemable Warrants are entitled to the benefit of adjustments in the exercise price and in the number of shares of Common Stock or other securities deliverable upon the exercise thereof in the event of a stock dividend, stock split, reclassification, reorganization, consolidation, merger, sale of all or substantially all of the property of the Company, or other dilutive transactions. The Company has the right to reduce the exercise price or increase the number of shares of Common Stock issuable upon the exercise of the Redeemable Warrants.

         Each Redeemable Warrant expires on December 3, 1998 (the "Expiration Date"), subject to extension. The Company may at any time extend the Expiration Date of all outstanding Redeemable Warrants for such increased period of time as it may determine.

         The Company has the right at any time after March 3, 1995, to redeem the Redeemable Warrants in whole or in part for cancellation at a price of $1.25 each, by written notice mailed at least 30 days prior to the redemption date, to each Redeemable Warrant holder at his address as it appears on the books of the warrant agent. Such notice may only be given within 10 days following any period of 20 consecutive trading days during which the average closing bid for the Common Stock (if then trading on the over-the-counter market) or the average closing price of the Common Stock (if then listed on the Nasdaq National Market) equals or exceed $12.544 per share, subject to adjustment for stock dividends, splits and similar events. If the Redeemable Warrants are called for cancellation, they must be exercised prior to the close of business on the date of any such redemption and cancellation or the right to purchase the applicable shares of Common Stock is forfeited.

         The Company granted the holders of the Redeemable Warrants certain registration rights with respect to the Common Stock for which the Redeemable Warrants are exercisable.

EMPLOYEE STOCK OPTIONS AND OTHER OPTIONS AND WARRANTS

         The Company may grant officers, directors and key employees stock options with respect to the Company's Common Stock under the Company's Amended and Restated 1987 Stock Option Plan (the "1987 Stock Option Plan). The number of shares of Common Stock that may be issued under the 1987 Stock Option Plan is 188,522 shares. As of the date of this Prospectus, the Company has granted options under the 1987 Stock Option Plan for 171,091 shares of Common Stock at an exercise price of $2.625 per share. The options granted pursuant to the 1987 Stock Option Plan are exercisable at any time until June, 2005. Options granted under the 1987 Stock Option Plan are entitled to the benefit of adjustments in the exercise price and in the number of shares of Common Stock or other securities deliverable upon the exercise thereof in the event of a stock dividend, stock split, reclassification, reorganization, consolidation, merger, sale of all or substantially all of the property of the Company, or other dilutive transactions.

         The Company may grant officers, directors, key employees and non-employees stock options with respect to the Company's Common Stock under the Company's 1994 Incentive and Non-Statutory Option Plan (the "1994 Stock Option Plan"). Subject to adjustment as set forth in the 1994 Stock Option Plan, 441,833 shares of Common Stock may be the subject of awards to directors, officers and employees of the Company. The 1994 Stock Option Plan also provides that 160,000 additional options may be granted to non-employee directors at the discretion of the Company. As of the date of this

Prospectus, the Company has granted employee options for 399,390 shares at exercise prices between $2.00 and $3.75 per share. As of the date of this Prospectus, non-employee directors held options for 138,724 shares of Common Stock under the 1994 Stock Option Plan at exercise prices between $2.625 and $4.125 per share.

         Options granted under the 1994 Stock Option Plan are entitled to the benefit of adjustments in the exercise price and in the number of shares of Common Stock or other securities deliverable upon the exercise thereof in the event of a stock dividend, stock split, reclassification, reorganization, consolidation, merger, sale of all or substantially all of the property of the Company, or other dilutive transactions.

         In September 1995, the Board of Directors authorized the issuance of options not under the 1987 Stock Option Plan or the 1994 Stock Option Plan for up to 80,929 shares for Common Stock to key employees at an exercise price of $3.75 per share, the actual granting of such options are contingent upon the Company consummating certain transactions. As of the date of this Prospectus, the contingency has not been satisfied and these options have not been issued.

         At various times since its formation, the Company has also issued warrants exercisable for Common Stock to certain individuals for various services rendered to the Company. As of the date of this Prospectus, 245,061 of the following additional warrants were issued and outstanding:

                 Number of Options               Exercise Price
                 -----------------               --------------
                        13,679                        $25.59
                        43,882                          8.25
                        25,000                         3.875
                        50,000                         2.625
                        67,500                          2.00
                        45,000                          2.00


         Of the 245,061 warrants issued, no warrants have been exercised as of the date of this Prospectus. Each warrant expires at various time between 1997 and 2006.


                                 LEGAL MATTERS

         The validity of the Securities offered hereby has been passed upon for the Company by Vinson & Elkins, L.L.P., 3700 Trammell Crow Center, 2001 Ross Avenue, Dallas, Texas 75201-2975.


                                    EXPERTS

         The balance sheets as of December 31, 1994 and 1995, and the statements of operations, shareholders' equity (deficit) and cash flows for the years ended December 31, 1994 and 1995 of the Company incorporated by reference in this Prospectus from the Company's Annual Report on Form 10-KSB, to the extent and for the periods indicated in their report, have been audited by Coopers & Lybrand L.L.P., independent public accountants, as indicated in their report with respect thereto, and have been so incorporated in reliance upon the authority of said firm as experts in accounting and auditing.

================================================================================

         No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer made by this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company, by any Selling Shareholder or underwriter. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in the affairs of the Company since the date hereof. This Prospectus does not constitute an offer or solicitation by anyone in any state in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so to anyone to whom it is unlawful to make such offer or solicitation.


                             _____________________


                               TABLE OF CONTENTS

                                                                   Page
                                                                   ----
       Available Information . . . . . . . . . . . . . . . . . . . . 2
       Incorporation of Certain Information by Reference . . . . . . 2
       The Company . . . . . . . . . . . . . . . . . . . . . . . . . 4
       Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . 4
       Risk Factors  . . . . . . . . . . . . . . . . . . . . . . . . 5
       Forward Looking Statements  . . . . . . . . . . . . . . . . . 5
       Selling Shareholders  . . . . . . . . . . . . . . . . . . .   5
       Plan of Distribution  . . . . . . . . . . . . . . . . . . . . 7
       Description of Capital Stock and Options and Warrants . . .   8
       Legal Matters . . . . . . . . . . . . . . . . . . . . . . .  12
       Experts . . . . . . . . . . . . . . . . . . . . . . . . . .  12

================================================================================


================================================================================


                              POSITRON CORPORATION


                                5,263,028 SHARES
                                OF COMMON STOCK







                                  ____________

                                   Prospectus
                                  ____________






                                  May 22, 1996



================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The expenses, all of which will be paid by the Registrant, in connection with the registration of the Common Stock offered hereby, other than commissions, are as follows:


SEC Registration Fee  . . . . . . . . . . . . . . . . . . . . . . . .    $5,617
NASD Filing Fee . . . . . . . . . . . . . . . . . . . . . . . . . . .       -0-
The Nasdaq Stock Market Listing Fee . . . . . . . . . . . . . . . . .    17,500
Printing and Engraving Expenses*  . . . . . . . . . . . . . . . . . .     2,500
Legal Fees and Expenses*  . . . . . . . . . . . . . . . . . . . . . .    15,000
Accounting Fees and Expenses* . . . . . . . . . . . . . . . . . . . .    10,000
"Blue Sky" Fees and Expenses* . . . . . . . . . . . . . . . . . . . .    10,000
Transfer Agent and Registrar Fees*  . . . . . . . . . . . . . . . . .       -0-
Miscellaneous*  . . . . . . . . . . . . . . . . . . . . . . . . . . .       383
                                                                        -------
    Total     . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $61,000
                                                                        =======


_______________

* Estimated

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Articles of Incorporation of Positron Corporation (the "Registrant") provides that directors and former directors of the Registrant shall not be liable to the Registrant or its shareholders for monetary damages for breach of fiduciary duty as a director except (i) for any breach of the director's duty of loyalty to the Registrant or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases or (iv) for any transaction from which the director derived an improper benefit.

         The Registrant's By-laws grant mandatory indemnification to directors and officers of the Registrant to the fullest extent authorized under the Texas Business Corporation Act. In general, a Texas corporation may indemnify an officer or director who was, is or is threatened to be made a named defendant or respondent in a proceeding by virtue of his position in the corporation if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of criminal proceedings, had no reasonable cause to believe his conduct was unlawful. A Texas corporation may indemnify an officer or director in an action brought by or in the right of the corporation only if such officer or director was not found liable to the corporation, unless or only to the extent that a court finds him to be fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

         The Registrant has entered into separate indemnification agreements with each of its directors pursuant to which the Registrant has agreed to indemnify each director to the extent permitted under The Texas Business Corporation Act.

ITEM 16. EXHIBITS


    *4.1  --    Statement of Designation Establishing Series A 8% Cumulative
                Convertible Redeemable Preferred Stock of Positron Corporation
   **4.2  --    Warrant Agreement dated February 29, 1996, by and between
                Positron Corporation and Continental Stock Transfer & Trust
                Company
   **4.3  --    Form of Subscription Agreement entered into between Positron
                Corporation and each of the subscribers of Units consisting of the Series A 8% Cumulative Convertible Redeemable Preferred
                Stock and the Redeemable Common Stock Purchase Warrants
   **4.4  --    Specimen Stock Certificate representing the Series A 8%
                Cumulative Convertible Redeemable Preferred Stock
   **4.5  --    Specimen Warrant Certificate representing the Redeemable Common
                Stock Purchase Warrants **5.1 -- Opinion of Vinson & Elkins
                L.L.P.
   +24.1  --    Consent of Coopers & Lybrand L.L.P.
  **24.2  --    Consent of Vinson & Elkins L.L.P. (included as a part of Exhibit
                5.1)
  **25.1  --    Power of Attorney (included on the signature page of Part II of this Registration Statement).


* The item listed is incorporated by reference herein to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1995.


**Previously Filed.

+ Filed Herewith.



ITEM 17.  UNDERTAKINGS

  The undersigned Registrant hereby undertakes:

         (1) That it will file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                 (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

                 (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

                 (iii) Include any additional or changed material information on the plan of distribution.

         Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to the Exchange Act that are incorporated by reference in the registration statement.

         (2) That for determining liability under the Securities Act, it will treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offer.

         (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

  Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


  In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the city of Houston, State of Texas on the 22 day of May, 1996.


                                        POSITRON CORPORATION


                                        By:                  *
                                           -------------------------------------
                                           Werner J. Haas, Ph.D.
                                           President and Chief Executive Officer

  In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.


                 Signatures                                       Capacity                                Date
                 ----------                                       --------                                ----
                      *                       President, Chief Executive Officer (Principal          May 22, 1996
 ------------------------------------------   Executive Officer); Director
            Werner J. Haas, Ph.D.

                      *                       Chief Financial Officer and Secretary                  May 22, 1996
 -------------------------------------------  (Principal Financial and Accounting Officer)
              David O. Rodrigue

              /S/ GARY B. WOOD                Chairman of the Board and Director                     May 22, 1996
 -------------------------------------------
            Gary B. Wood, Ph. D.

                      *                       Director                                               May 22, 1996
 ------------------------------------------
             Robert M. Guezuraga


                      *                       Director                                               May 22, 1996
 ------------------------------------------
            K. Lance Gould, M.D.

                      *                       Director                                               May 22, 1996
 ------------------------------------------
      F. David Rollo, M.D. Ph.D.,FACNP

                      *                       Director                                               May 22, 1996
 ------------------------------------------
            John H. Laragh, M.D.

                      *                       Director                                               May 22, 1996
 ------------------------------------------
         Ronald B. Schilling, Ph.D.

                      *                       Director                                               May 22, 1996
 ------------------------------------------
           William S. Kiser, M.D.

         *    /S/ GARY B. WOOD                Attorney-in-Fact                                       May 22, 1996
 -------------------------------------------
                GARY B. WOOD

                               INDEX TO EXHIBITS

Exhibit
Number                            Description
- -------                           -----------


    *4.1  --    Statement of Designation Establishing Series A 8% Cumulative
                Convertible Redeemable Preferred Stock of Positron Corporation
   **4.2  --    Warrant Agreement dated February 29, 1996, by and between
                Positron Corporation and Continental Stock Transfer & Trust
                Company
   **4.3  --    Form of Subscription Agreement entered into between Positron
                Corporation and each of the subscribers of Units consisting of the Series A 8% Cumulative Convertible Redeemable Preferred
                Stock and the Redeemable Common Stock Purchase Warrants
   **4.4  --    Specimen Stock Certificate representing the Series A 8%
                Cumulative Convertible Redeemable Preferred Stock
   **4.5  --    Specimen Warrant Certificate representing the Redeemable Common
                Stock Purchase Warrants **5.1 -- Opinion of Vinson & Elkins
                L.L.P.
   +24.1  --    Consent of Coopers & Lybrand L.L.P.
  **24.2  --    Consent of Vinson & Elkins L.L.P. (included as a part of
                Exhibit 5.1)
**25.1  --      Power of Attorney (included on the signature page of Part II of this Registration Statement).


* The item listed is incorporated by reference herein to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1995.


**Previously Filed.

+ Filed Herewith.